EXIBIT 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in form SB-2 Registration Statement under the Securities Act of 1933 by Aspen Racing Stables Inc. (a Nevada corporation) of our report dated March 5, 2007 on the financial statements of Aspen Racing Stables as of October 31, 2006 and for each of the years then ended, accompanying the financial statements contained in such Form SB-2 Registration Statement under the Securities Act of 1933, and to the use of our name and the statements with respect to us appearing under the heading "Experts".



/s/ Manning Elliott LLP
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MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

March 5, 2007, except as to Note 7 which is as of March 12, 2007